UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 21, 2015

BLACK RIDGE OIL & GAS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53952	27-2345075
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10275 Wayzata Boulevard, Suite 100 Minnetonka, MN 55305

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:   (952) 426-1241

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Black Ridge Oil & Gas, Inc. (the "Company") and Merced Oil & Gas, LLC ("Merced"), a newly formed entity affiliated with Merced Capital, were admitted as members of Black Ridge Merced, LLC, a Delaware limited liability company (the “JV”), pursuant to the limited liability company agreement of the JV (the “LLC Agreement”) dated as of July 21, 2015 (the “Effective Date”). Pursuant to the LLC Agreement, subject to the terms and conditions set forth in the LLC Agreement, Merced will make capital contributions to the JV for the acquisition of minority non-operator interests in parcels of land intended for or containing oil or gas well drilling operations in the Williston Basin projects that are approved by Merced. Pursuant to the LLC Agreement, the Company was issued fully-vested management participation interests in the JV (the “Incentive Interests”) entitling the Company to a share of the profits of the JV after return of investor capital and achievement of a base return. The Incentive Interests are not entitled to vote pursuant to the LLC Agreement. The Company is not required to make any capital contributions to the JV as a result of holding the Incentive Interests. The Company has the ability to participate as a co-investor alongside the JV with a direct investment by the Company in any project of the JV up to 25% of the total project capital. Upon the sale of assets of the JV, the Company will have the option to bid and acquire the assets.

The Company also entered into a Management Services Agreement with the JV. Under the Management Services Agreement, the Company will provide services to the JV with respect to the business operations of JV, including but not limited to locating, investigating and analyzing potential non-operator oil and gas projects in the Williston Basin and day-to-day operations related to such projects. The Company will be paid a fee under the MSA intended to cover the costs of providing such services and will be reimbursed for certain third party expenses. The term of the MSA commences on July 21, 2015 and continues indefinitely, unless terminated (i) by either party on 90 days' advance written notice, (ii) for cause (including bankruptcy filing or entry of a court order finding that the other person engaged in gross negligence, willful misconduct, fraud, bad faith or any criminal activity), or (iii) a failure of the Company to perform services that remains uncured after a 30-day period. If the MSA is terminated pursuant to item (i) of this paragraph by Merced, then the Company shall retain its Incentive Interests and shall be entitled to receive a lump-sum payment equal to three months of fees. If the MSA is terminated pursuant to item (ii) or (iii) of this paragraph by Merced or pursuant to item (i) of this paragraph by the Company, then the Company shall forfeit its Incentive Interests and no other management fees shall be payable.

The summary of the LLC Agreement in this Current Report on Form 8-K does not purport to be complete and is qualified by reference to the LLC Agreement and MSA, which will be filed as exhibits to the Company's Form 10-Q for the period in which the LLC Agreement and MSA were executed.

Item 7.01 Regulation FD Disclosure.

A copy of the press release announcing the formation of the JV is attached thereto as Exhibit 99.1

Black Ridge has also updated the investor presentation that is posted on its website regarding its operations and business. The PowerPoint slide presentation regarding its operations and business is furnished as Exhibit 99.2.

The information in Exhibit 99.2 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release (furnished)
99.2	PowerPoint Slides (furnished)
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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACK RIDGE OIL & GAS, INC.

	By:	/s/ James Moe
James Moe
Chief Financial Officer

Date: July 23, 2015

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